Exhibit 5.1

May 29, 2012

Carriage Services, Inc.

3040 Post Oak Boulevard, Suite 3400

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel for Carriage Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended, (the “Securities Act”), of the offer and sale by the Company of up to 2,650,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2012, which Shares may be issued from time to time in accordance with the terms of the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”).

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended as of the date hereof, (ii) the Amended and Restated By-Laws of the Company, as amended as of the date hereof, (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the Registration Statement, (v) the Plan and (vi) such other certificates, instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which the Shares relate, the Shares will be validly issued, fully paid and non-assessable.

In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on the documents examined are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to as copies conform to the originals of those documents, (iv) the persons executing the documents reviewed by us have the legal capacity to execute such

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documents and (v) the Registration Statement, and any post-amendments thereto (including post-effective amendments), will have become effective. In addition, we have assumed that all Shares will be issued and sold in compliance with the manner stated in the Registration Statement and the Plan.

This opinion is limited in all respects to the federal laws of the United States of America, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States of America, and we do not express any opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.